As filed with the Securities and Exchange Commission on August 28, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-2921318 (I.R.S. employer identification no.)

220 East Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(407) 741-5300

(Address of principal executive offices, including zip code)

International Assets Holding Corporation Stock Option Plan

International Assets Holding Corporation 2003 Stock Option Plan

(Full title of the plans)

Sean M. O’Connor, Chief Executive Officer

220 East Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(407) 741-5300

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Alfred G. Smith, Esq.

Shutts & Bowen

1500 Miami Center

201 S. Biscayne Blvd.

Miami, Florida 33131

(305) 358-6300

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $.01 per share	696,396	(1)	$2.073	(2)	$1,443,628.91	(2)	$116.79	(2)
Common Stock, par value $.01 per share	750,000	(3)	$3.2505	(4)	$2,437,875.00	(4)	$197.22	(4)

(1)	This Registration Statement covers 696,396 shares of common stock to be issued under outstanding options granted under the International Assets Holding Corporation Stock Option Plan (the “1993 Plan”). In addition, this Registration Statement covers an indeterminate number of additional shares of common stock which may be issued under the 1993 Plan as a result of stock splits, stock dividends or other similar transactions.
(2)	The registration fee for the shares to be granted under the 1993 Plan has been calculated pursuant to Rule 457(h) of the Securities Act of 1933 based upon the weighted average exercise price of the outstanding options granted under the 1993 Plan.
(3)	This Registration Statement also covers 750,000 shares of common stock to be issued under the International Assets Holding Corporation 2003 Stock Option Plan (the “2003 Plan”). In addition, this Registration Statement covers an indeterminate number of additional shares of common stock which may be issued under the 2003 Plan as a result of stock splits, stock dividends or other similar transactions.
(4)	The registration fee for the shares to be issued under the 2003 Plan has been calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Smallcap Market on August 26, 2003.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information required by Part I of this Form S-8 is included in documents to be given to the recipients of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:	Incorporation of Documents by Reference

The registrant hereby incorporates by reference in this Registration Statement the following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) under Commission File No. 000-23554:

(1)	The registrant’s Annual Report on Form 10-KSB for the period ended September 30, 2002.

(2)	The registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002.

(3)	The registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

(4)	The registrant’s Quarterly Report of Form 10-QSB for the quarter ended June 30, 2003.

(5)	The registrant’s Proxy Statement on Schedule 14A filed on January 14, 2003.

(6)	The registrant’s Current Report on Form 8-K filed on October 24, 2002.

(7)	The registrant’s Current Report on Form 8-K filed on December 12, 2002.

(8)	The registrant’s Registration Statement on Form S-8, relating to the International Assets Holding Corporation Stock Option Plan, filed on August 23, 1996 (Registration No. 333-10727).

(9)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form SB-2 filed on October 13, 1993 (Registration No. 33-70334-A).

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:	Description of Securities

Not applicable.

Item 5:	Interests of Named Experts and Counsel

Not applicable.

Item 6:	Indemnification of Directors and Officers

The Company’s Certificate of Incorporation, as amended, includes a provision eliminating the monetary liability of directors to the fullest extent possible under Delaware law. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or a proceeding, had no reasonable cause to believe such conduct was unlawful.

Subsection (b) of Section 145 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Article VII of the Company’s Bylaws includes the following provisions:

Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person, did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. The Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expense, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. No such indemnification against expenses shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct to the extent that the Court of Chancery or the other court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification under Sections 1 and 2 of this Article shall be made by the Corporation when ordered by a court or upon determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in those Sections. Such determination shall be made (a) by the board of directors who were not parties to such action, suit, or proceeding, or (b) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

Section 4. Expenses incurred in defending a civil or criminal action, suit or proceeding of the kind described in Sections 1 and 2 of this Article shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under those Sections, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Section 5. The indemnification provided in this Article shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6. Nothing herein contained shall be construed as limiting the power or obligation of the Corporation to indemnify any person in accordance with the Delaware Corporation Law, as amended from time to time, or in accordance with any similar law adopted in lieu thereof.

Section 7. The Corporation shall also indemnify any person against expenses, including attorneys’ fees, actually and reasonably incurred by him in enforcing any right to indemnification under this Article, under the Delaware Corporation Law, as amended from time to time, or under any similar law adopted in lieu thereof.

Section 8. Any person who shall serve as a director, officer, employee or agent of the corporation or who shall serve, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be deemed to do so with knowledge of and in reliance upon the rights of indemnification provided in this Article, in the Delaware Corporation Law, as amended from time to time, or under any similar law adopted in lieu thereof.

Section 9. Nothing contained herein shall be construed as protecting any director, officer, employee or agent against liability to the Corporation or to its shareholders contrary to the provisions of Section 17(h) of the Investment Company Act of 1940.

The registrant has purchased directors and officers liability insurance for its directors and officers.

Item 7:	Exemption from Registration Claimed

Not applicable.

Item 8:	Exhibits

4.1	International Assets Holding Corporation Stock Option Plan (incorporated by reference from the registrant’s Registration Statement in Form SB-2, dated as of October 13, 1993) (Registration No. 33-70334-A).

4.2	International Assets Holding Corporation 2003 Stock Option Plan (incorporated by reference from Exhibit X to the registrant’s Proxy Statement filed on January 14, 2003)

5.1	Opinion of Shutts & Bowen LLP

23.1	Consent of KPMG LLP

23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1 hereto)

Item 9.	Undertakings

(a)	The undersigned small business issuer hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with or furnished to the Commission by the registrant under the Securities Exchange Act of 1934 in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Security Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Altamonte Springs, Florida, on the 27th day of August, 2003.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/s/ SEAN M. O’CONNOR
Sean M. O’Connor Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Sean M. O’Connor or Scott J. Branch, and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DIEGO J. VEITIA Diego J. Veitia	Director and Executive Chairman of the Board	August 27, 2003

/s/ SEAN M. O’CONNOR Sean M. O’Connor	Director and Chief Executive Officer	August 27, 2003

/s/ SCOTT J. BRANCH Scott J. Branch	Director and President	August 27, 2003

/s/ EDWARD R. CONFRANCESCO Edward R. Cofrancesco	Director and Chief Operating Officer	August 27, 2003

/s/ JONATHAN C. HINZ Jonathan C. Hinz	Chief Financial Officer and Treasurer	August 27, 2003

/s/ ROBERT A. MILLER Robert A. Miller	Director	August 27, 2003

John Radziwill	Director	August , 2003

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Shutts & Bowen LLP

23.1	Consent of KPMG LLP